NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Fiscal 2013 Results

Q1 Highlights

•	Net sales of $25.1 million decreased 13% over the prior year first quarter, mainly due to lower sales into mining markets and withdrawal from renewable energy markets.

•	Q1 adjusted EBITDA (see attached reconciliation) totaled $2.7 million, or 10.7% of sales, compared to $4.6 million, or 15.9% of sales, for the same period last year.

•	Cash balances totaled $25.7 million as of March 31, 2013.

Menomonee Falls, Wis., May 8, 2013 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its first quarter of fiscal year 2013, ended March 31, 2013.

First Quarter Results

In the first quarter of fiscal 2013, Magnetek recorded revenue of $25.1 million, a 13% decrease from the first quarter of fiscal 2012. The decrease in sales from the prior year quarter reflects sales declines of products for mining markets, and the Company's decision to no longer pursue new sales opportunities in renewable energy markets. As a result of the lower sales volume, first quarter earnings per share from continuing operations decreased to $.16 per share compared to prior year earnings from continuing operations of $.68 per share.
“Challenging conditions in mining markets, combined with moderating demand and seasonal factors in material handling markets, resulted in both a sequential and a year-over-year decline in both sales and profitability. In response, we focused our actions during the quarter on controlling our payroll and other discretionary costs. Despite the lower sales levels, our continuing operations remained profitable, and our first quarter adjusted EBITDA achievement was more than 10% of sales,” said Peter McCormick, Magnetek's president and chief executive officer.
Gross profit amounted to $8.1 million (32.5% of sales) in the first quarter of 2013 versus $10.6 million (37.0% of sales) in the same period a year ago. The decrease in gross profit and gross margin was primarily due to lower sales volume of products with mining and renewable energy applications.
Total operating expenses, consisting of research and development, pension expense and selling, general and administrative costs, were $7.3 million in the first quarter of 2013, compared to $8.2 million in the first quarter of fiscal 2012. Compared to the prior year, most of the decrease in operating expenses was due to lower payroll-related costs, including incentive and stock compensation provisions, as well as lower pension expense.

Income from continuing operations after provision for income taxes in the first quarter of fiscal 2013 was $0.5 million, or $.16 per diluted share, compared to after-tax income from continuing operations of $2.2 million, or $.68 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.14 per diluted share in the first quarter of 2013 versus net income of $2.14 per diluted share in the first quarter of fiscal 2012. Fiscal 2012 first quarter results of discontinued operations included income of $5.0 million from a settlement agreement entered into between the Company and Kirkland and Ellis, LLP to resolve a legal matter.
Unrestricted cash balances decreased by $3.3 million during the first quarter of fiscal 2013 to $25.4 million at March 31, 2013, reflecting a $3.9 million contribution to the Company's defined benefit pension plan.

Operations and Outlook

Total first quarter 2013 bookings were $25.3 million, resulting in a book-to-bill ratio for the quarter of 101%. Total Company order backlog was $13.6 million at March 31, 2013, up from $13.1 million at December 30, 2012.
“Overall business conditions remain mixed, and accordingly, we are expecting slow economic growth in 2013. Market conditions in our business have remained somewhat soft to date in 2013. Our quotation levels are high, but the mix of our orders booked doesn't reflect as many large scale projects as we've received in recent periods, mainly in material handling markets. In addition, conditions in mining markets remain challenging, and we expect that to continue in the near-term. Offsetting that, conditions in our served elevator markets remain stable, and we've seen strong year-over-year growth in sales of our wireless radio control products, so again, conditions are mixed,” said Mr. McCormick. “As a result, while we are experiencing some near-term softness in our business, we do expect momentum to pick up somewhat in the second half of 2013, particularly with some of these larger quoted projects. Mid- to longer-term, we continue to believe that we have tremendous opportunity to enhance shareholder value through a combination of growth in sales and profits, effective asset management, and a reduction in our pension obligation,” concluded Mr. McCormick.
Historically the Company's June quarter has been seasonally stronger from a sales standpoint, particularly in material handling markets. Accordingly, the Company currently expects a moderate sequential increase in its sales for the second quarter of 2013 from the recently completed first quarter. Operating profit for the second quarter of fiscal 2013 is also expected to increase moderately sequentially, mainly due to the expected increase in sales volume.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek's first quarter 2013 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through May 15, 2013, by phoning 630-652-3042 (passcode # 34667694).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending June 30, 2013, and its fiscal year 2013. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company's cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company's ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	(13 weeks)	(13 weeks)
	March 31,	April 1,
Results of Operations:	2013	2012
Net sales	$25,059	$28,725
Cost of sales	16,917	18,084
Gross profit	8,142	10,641
Operating expenses:
Research and development	926	990
Pension expense	1,560	1,675
Selling, general and administrative	4,850	5,525
Total operating expenses	7,336	8,190
Income from continuing operations before
provision for income taxes	806	2,451
Provision for income taxes	261	276
Income from continuing operations	545	2,175
Income (loss) from discontinued operations	(73)	4,706
Net income	$472	$6,881

Earnings per common share - basic:
Income from continuing operations	$0.17	$0.69
Income (loss) from discontinued operations	$(0.02)	$1.49
Net income per common share	$0.15	$2.18

Earnings per common share - diluted:
Income from continuing operations	$0.16	$0.68
Income (loss) from discontinued operations	$(0.02)	$1.46
Net income per common share	$0.14	$2.14

Weighted average shares outstanding:
Basic	3,213	3,162
Diluted	3,267	3,222

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended
	(Unaudited)
	March 31,	April 1,
	2013	2012
Operating income (GAAP)	$806	$2,451
As a percent of sales	3.2%	8.5%
Add: pension expense	1,560	1,675
Adjusted operating income (non-GAAP)	$2,366	$4,126
As a percent of sales	9.4%	14.4%
Add: depreciation and amortization	188	229
Add: stock compensation expense	120	210
Adjusted EBITDA (non-GAAP)	$2,674	$4,565
As a percent of sales	10.7%	15.9%

	Three months ended
	(Unaudited)
	April 1,	April 3,
Other Data:	2012	2011
Depreciation expense	$175	$216
Amortization expense	13	13
Capital expenditures	142	476

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	March 31,	December 30,
	2013	2012
	(Unaudited)
Cash	$25,397	$28,706
Restricted cash	262	262
Accounts receivable	14,754	15,833
Inventories	16,126	14,868
Prepaid and other current assets	731	710
Total current assets	57,270	60,379

Property, plant & equipment, net	2,820	2,855
Goodwill	30,468	30,485
Other assets	5,049	5,096

Total assets	$95,607	$98,815

Accounts payable	$11,382	$11,954
Accrued liabilities	5,061	6,097
Total current liabilities	16,443	18,051

Pension benefit obligations, net	97,882	102,340
Other long-term obligations	1,078	1,095
Deferred income taxes	8,434	8,204
Total liabilities	123,837	129,690

Common stock	32	32
Paid in capital in excess of par value	141,924	141,725
Retained earnings	14,428	13,956
Accumulated other comprehensive loss	(184,614)	(186,588)
Total stockholders' deficit	(28,230)	(30,875)

Total liabilities and stockholders' deficit	$95,607	$98,815